Exhibit 99.1

ProKidney Announces Pricing of its Upsized $130 Million Public Offering of Class A Ordinary Shares and Concurrent Registered Direct Offering

WINSTON-SALEM, N.C., June 11, 2024 — ProKidney Corp. (Nasdaq: PROK) (“ProKidney” or the “Company”), a leading late clinical-stage cellular therapeutics company focused on chronic kidney disease, today announced the pricing of an underwritten public offering and a concurrent registered direct offering of 53,719,009 shares of its Class A ordinary shares at a price of $2.42 per share, before applicable underwriting discounts and commissions. In addition, the underwriters will have a 30-day option to purchase up to an additional 15% of the Class A ordinary shares sold in the underwritten public offering. All of the Class A ordinary shares in the underwritten public offering and concurrent registered direct offering are being sold by the Company. The public offering and the concurrent registered direct offering are each expected to close on or about June 13, 2024, subject to customary closing conditions. The underwritten public offering is not contingent on the closing of the concurrent direct offering, and the concurrent direct offering is not contingent on the closing of the underwritten public offering.

ProKidney currently intends to use the net proceeds from the underwritten public offering and the concurrent registered direct offering for clinical trial costs and other research and development expenses, continued investment in its drug development platform, for its pre-commercial and commercial activities, including its commercial manufacturing facility, and for other general corporate purposes, including for working capital, capital expenditures and general and administrative expenses.

Jefferies, J.P. Morgan and Guggenheim Securities are acting as the joint book-running managers and PJT Partners is acting as a co-manager in the proposed underwritten public offering. PJT Partners is also acting as a financial advisor to the Company in connection with the offerings.

A shelf registration statement relating to the Class A ordinary shares was filed with the Securities and Exchange Commission and was declared effective on November 30, 2023 (File No. 333-275701). A preliminary prospectus supplement and accompanying prospectus relating to the underwritten public offering has been filed with the SEC and are available on the website of the SEC at www.sec.gov. A final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at (877) 821-7388 or by email at Prospectus_Department@Jefferies.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by emailing at prospectus-eq_fi@jpmchase.com; or Guggenheim Securities, LLC Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, New York 10017 or by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com. A preliminary prospectus supplement and accompanying prospectus relating to the registered direct offering has been filed with the SEC and are available on the website of the SEC at www.sec.gov. A copy of the final prospectus supplement and accompanying prospectus relating to the registered direct offering can be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting the Company at ProKidney Corp., 2000 Frontis Plaza Blvd., Suite 250, Winston-Salem, North Carolina 27103, Attention: Bruce Culleton, M.D.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About ProKidney Corp.

ProKidney, a pioneer in the treatment of chronic kidney disease through innovations in cellular therapy, was founded in 2015 after a decade of research. ProKidney’s lead product candidate, rilparencel (also known as REACT®), is a first-of-its-kind, patented, proprietary autologous cellular therapy being evaluated to potentially preserve kidney function in diabetic patients at high risk of kidney failure. Rilparencel has received Regenerative Medicine Advanced Therapy (RMAT) designation, as well as FDA and EMA guidance, supporting its ongoing Phase 3 clinical program.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of federal securities laws with respect to ProKidney, including statements that relate to the timing, size and completion of the public offering and the concurrent registered direct offering, the grant to the underwriters of the option to purchase additional shares in the underwritten public offering, the intended use of proceeds from the proposed public offering and the concurrent registered direct offering and other information that is not historical information. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks and uncertainties related to completion of the underwritten public offering and the concurrent registered direct offering on the anticipated terms or at all, market conditions and the satisfaction of customary closing conditions related to the offerings. More information about the risks and uncertainties faced by ProKidney is contained in the section captioned “Risk Factors” in the preliminary prospectus supplement related to the public offering and the concurrent registered direct offering filed with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and ProKidney disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: ProKidney Corp.

INVESTOR INQUIRIES:

ProKidney

Ethan Holdaway

Ethan.Holdaway@prokidney.com

LifeSci Advisors, LLC

Daniel Ferry

Daniel@lifesciadvisors.com